Harley-Davidson Announces CFO Transition

David Viney to serve as Interim Chief Financial Officer and Treasurer at Harley-Davidson, Inc

MILWAUKEE, April 12, 2023 /PRNewswire/ --Harley-Davidson, Inc. (NYSE: HOG) today announced that Gina Goetter will step down as Chief Financial Officer at the end of April 2023 to accept an opportunity outside the Company.

“I would like to thank Gina for her many contributions to Harley-Davidson since joining the Company in 2020 - we wish her well in her next endeavour,” said Jochen Zeitz, Chairman, CEO and President, Harley-Davidson.

A formal search process for the selection of a new Chief Financial Officer has been initiated by the Company. Until that process is concluded, David Viney, Vice President - Treasurer will also serve as Interim Chief Financial Officer, effective April 28, 2023, upon Goetter’s departure.

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About Harley-Davidson, Inc.
Harley-Davidson, Inc. is the parent company of Harley-Davidson Motor Company and Harley-Davidson Financial Services. Our vision: Building our legend and leading our industry through innovation, evolution and emotion. Our mission: More than building machines, we stand for the timeless pursuit of adventure. Freedom for the soul. Our ambition is to maintain our place as the most desirable motorcycle brand in the world. Since 1903, Harley-Davidson has defined motorcycle culture by delivering a motorcycle lifestyle with distinctive and customizable motorcycles, experiences, motorcycle accessories, riding gear and apparel. Harley-Davidson Financial Services provides financing, insurance and other programs to help get riders on the road. Harley-Davidson also has a controlling interest in Livewire, the first publicly traded all-electric motorcycle company in the United States. LiveWire is the future in the making for the pursuit of urban adventure and beyond. Drawing on its DNA as an agile disruptor from the lineage of Harley-Davidson and capitalizing on a decade of learnings in the EV sector, LiveWire's ambition is to be the most desirable electric motorcycle brand in the world. Learn more at harley-davidson.com and livewire.com.